UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐ Soliciting Material Pursuant to §240.14a-12
Carriage Services, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CARRIAGE SERVICES, INC.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
April 13, 2011
Dear Carriage Stockholder:
          I am pleased to invite you to the 2011 Annual Meeting of Stockholders of Carriage Services, Inc. (“Carriage” or the “Company”). The meeting will be held at the Lakes on Post Oak Conference Center, 3050 Post Oak Boulevard, 2nd Floor, Houston, Texas 77056, on Tuesday, May 17, 2011, at 9:00 a.m., Central Daylight Time. If you cannot be present at the Annual Meeting, I ask that you participate by completing the enclosed proxy card and returning it at your earliest convenience.
          At the meeting, you and the other stockholders will be asked to elect one director to Carriage’s Board of Directors, hold an advisory vote to approve our named executive officer compensation, hold an advisory vote on the frequency of the advisory vote to approve our named executive officer compensation and ratify the appointment of our independent registered public accounting firm. You will also have the opportunity to hear what has happened in our business in the past year and to ask questions. I encourage you to read the enclosed Notice of Annual Meeting and Proxy Statement, which contains information about the Board of Directors and its committees and the executive management of Carriage.
          We hope you can join us on May 17th. Whether or not you can attend personally, it is important that your shares are represented at the Annual Meeting. Please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.
Sincerely,

MELVIN C. PAYNE
Chairman of the Board
and Chief Executive Officer

CARRIAGE SERVICES, INC.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 17, 2011

          Carriage Services, Inc. (the “Company” or “Carriage”) will hold its Annual Meeting of Stockholders (“Annual Meeting”) at the Lakes on Post Oak Conference Center, 3050 Post Oak Boulevard, 2nd Floor, Houston, Texas, 77056, on Tuesday, May 17, 2011, at 9:00 a.m., Central Daylight Time.
          We are holding this meeting:
•	To elect one Class III director to serve for a three-year term expiring at the annual meeting of stockholders in 2014 and until his successor is elected and qualified.

•	To hold an advisory vote to approve our named executive officer compensation.

•	To hold an advisory vote on the frequency of holding an advisory vote to approve our named executive officer compensation.

•	To ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

•	To transact such other business as may properly come before the annual meeting or any adjournments thereof.
          The Company’s Board of Directors has selected March 18, 2011 as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders as of that date will be available for inspection at our corporate headquarters, 3040 Post Oak Boulevard, Suite 300, Houston, Texas for ten days before the Annual Meeting.
          You are cordially invited to attend the Annual Meeting. If you are unable to attend the Annual Meeting, you are requested to sign and date the accompanying proxy card and return it promptly in the enclosed envelope. If you attend the Annual Meeting, and wish to do so, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked at any time before it is exercised.
          This Notice of Annual Meeting Proxy Statement, proxy card and Carriage’s 2010 Annual Report to Stockholders are being distributed on or about April 15, 2011.
By Order of the Board of Directors

J. Bradley Green
Executive Vice President, General Counsel and Secretary
Houston, Texas
April 13, 2011
Important Notice Regarding
the Availability of Proxy Materials
for the Annual Meeting of Stockholders of Carriage Services, Inc.
to be Held on May 17, 2011
The Proxy Statement and 2010 Annual Report to Stockholders
is available on the Internet at: www.carriageservices.com
A paper or email copy of the Proxy Statement and 2010 Annual Report to Stockholders can be obtained by contacting the Corporate Secretary at 1-866-332-8400 or 713-332-8400.

i

ii

CARRIAGE SERVICES, INC.
PROXY STATEMENT
GENERAL INFORMATION
Q:	Who is soliciting my proxy?
A:	We, the Board of Directors (“Board”) of Carriage Services, Inc. (the “Company” or “Carriage”), are sending you this Proxy Statement in connection with our solicitation of proxies for use at Carriage’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”). Certain directors, officers and employees of Carriage and American Stock Transfer & Trust Company (“AST”) also may solicit proxies on our behalf by mail, phone, fax, or in person.
Q:	Who is paying for this solicitation?
A:	Carriage will pay for the solicitation of proxies, including the cost of preparing and mailing this Proxy Statement. Carriage also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Carriage stock. No additional fee beyond the $950 monthly fee paid to AST to act as Carriage’s transfer agent, together with AST’s out-of-pocket expenses, will be paid to AST.
Q:	What am I voting on?
A:	(1) The election of David J. DeCarlo to the Board of Directors as a Class III director.
(2)	The approval, on an advisory basis, of our named executive officer compensation.

(3)	The frequency of holding an advisory vote on named executive officer compensation.

(4)	The ratification of KPMG as our independent registered public accounting firm for the fiscal year 2011.
Q:	Who can vote?
A:	Stockholders as of the close of business on March 18, 2011 are entitled to vote at the Annual Meeting.
Q:	How do I vote?
A:	You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person — by voting in person you automatically revoke your proxy. Directions to attend the meeting in person can be obtained by contacting the Corporate Secretary of Carriage at 713-332-8400. You also may revoke your proxy at any time before the Annual Meeting by giving the Corporate Secretary written notice of your revocation or by submitting a later-dated proxy. If you return your proxy card but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of the nominee for director, FOR holding the advisory vote approving named executive officer compensation every year and FOR the other proposals described in this Proxy Statement.
Q:	How does the Board recommend I vote on the proposals?
A:	The Board recommends votes:
•	FOR the election of the director nominee for Class III director.

•	FOR the approval, on an advisory basis, of our named executive officer compensation.

•	FOR the holding of an advisory vote on named executive officer compensation EVERY YEAR.

•	FOR the ratification of KPMG as our independent registered public accounting firm for the fiscal year 2011.

Q:	Is my vote confidential?
A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Carriage and handled in a manner intended to protect your voting privacy. Your vote will not be disclosed except: (1) as needed to permit Carriage to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances, such as a proxy contest in opposition to the Board (which is not currently anticipated). Additionally, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.
Q:	How many shares can vote?
A:	As of the record date, March 18, 2011, Carriage had outstanding 18,348,310 shares of common stock, par value $0.01 per share (“Common Stock”). Each share of Common Stock is entitled to one (1) vote.
Q:	What happens if I withhold my vote for the director candidate?
A:	Because directors are elected by a plurality of the votes cast at the Annual Meeting, a withheld vote will not have an effect on the outcome of the election of an individual director.
Q:	If my broker holds my shares in “street name,” will my broker automatically vote my shares for me?
A:	If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of the director nominee and count toward the advisory (non-binding) vote on named executive officer compensation and the frequency of the advisory (non-binding) vote on named executive officer compensation (Proposals 1, 2, and 3 of this Proxy Statement). Prior to 2010, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Changes to the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) regulations were made to eliminate the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, the advisory (non-binding) vote on named executive officer compensation and the frequency of the advisory (non-binding) vote on named executive officer compensation, no votes will be cast on your behalf. Your bank or broker will continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 4 of this Proxy Statement).
Q:	Can I vote on other matters?
A:	Carriage’s By-laws limit the matters presented at an Annual Meeting to those in the notice of the meeting and those otherwise properly presented before the Annual Meeting. We do not expect any other matter to come before the Annual Meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the individuals named as proxies authority to vote your shares on such matters at their discretion.
Q:	Why is it important to send in my proxy card so that it is received on or before May 17, 2011?
A:	Carriage cannot conduct business at the Annual Meeting unless a quorum is present. A quorum will only be present if a majority of the outstanding shares of Common Stock as of March 18, 2011 is present at the Annual Meeting in person or by proxy. It is for this reason that we urge you to send in your completed proxy card as soon as possible, so that your shares can be voted even if you cannot attend the Annual Meeting.

RECORD DATE AND VOTING SECURITIES
          Only holders of record of the Common Stock at the close of business on March 18, 2011, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. On that date, Carriage had outstanding 18,348,310 shares of Common Stock, each of which is entitled to one vote.
          The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of the issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum to transact business. In the absence of a quorum at the Annual Meeting, the Annual Meeting may be adjourned without notice, other than announcement at the meeting, until a quorum shall be formed.
          With respect to the election of the director, stockholders may vote (a) in favor of the nominee or (b) to withhold votes as to the nominee. If a quorum is present at the Annual Meeting, the nominee for the Class III director will be elected by a plurality vote. Votes withheld, or abstentions, and broker non-votes will be treated as present for purposes of determining a quorum; however, because directors are elected by a plurality, votes withheld will not affect the outcome of the election. With respect to each proposal (and any other matter properly brought before the Annual Meeting), other than the election of the director, the affirmative vote of the holders of a majority of the voting power present or represented by proxy and entitled to vote at the Annual Meeting will be required for approval. Abstentions will have the effect of a vote against any of these proposals. Broker non-votes will not be considered present at the Annual Meeting for such proposals and thus will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which a majority is calculated.
          All properly signed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified. If no choice has been specified in the proxy, the shares will be voted FOR the election of the nominee for director, FOR the approval, by advisory vote, of our named executive officer compensation, FOR holding the advisory vote on named executive officer compensation every year and FOR the ratification of KPMG as our independent registered public accounting firm and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Corporate Secretary an instrument revoking it, by signing and delivering to the Corporate Secretary a proxy bearing a later date, or by voting in person at the Annual Meeting after giving notice to the Chairman of the Meeting of the stockholder’s intention to vote in person notwithstanding the fact that the stockholder previously delivered a proxy.

PROPOSAL NO. 1
ELECTION OF DIRECTOR
          We currently have five directors on our Board who each serve staggered three-year terms. At the Annual Meeting, the stockholders will elect one individual to serve as Class III director for a new three-year term expiring on the date of the 2014 annual meeting and until his successor is duly elected and qualified. Ronald A. Erickson, a Class III director, has informed the Board that, for personal reasons, he will not be standing for re-election to the Board at the Annual Meeting. Mr. Erickson will continue to serve on the Board until immediately prior to the 2011 Annual Meeting.
          Our Corporate Governance Committee has recommended that we nominate David J. DeCarlo for election at the Annual Meeting to serve as a Class III director for a three-year term. Proxies may be voted for the Class III director. The biography description for Mr. DeCarlo is included in the information provided below.
          We recommend that you vote “FOR” the election of the nominee listed in Proposal No. 1 as the Class III director.
          You may not cumulate your votes in the election of the director. You may withhold authority to vote for the nominee for director. If the nominee becomes unable to serve as a director before the Annual Meeting (or decide not to serve), the individuals named as proxies will vote, in accordance with instructions provided, FOR such other nominee as we may designate as a replacement or substitute.
          On February 24, 2011, the Board resolved to change certain appointments to committees of the Board effective at the Annual Meeting. The members of the Committees are noted below.
          The following table sets forth the name, age and title of the person who has been nominated for election as a Class III director and our other current directors.

Name	Age	Title, Director Since
Nominee for Class III Director
(If elected, term expires at 2014 Annual Meeting)
David J. DeCarlo	65	—

Class III Director
(Term expiring at 2011 Annual Meeting)
Ronald A. Erickson(2)(3)	74	Director, 1996

Continuing Class I Directors
(Term expires at 2012 Annual Meeting)
Melvin C. Payne	68	Chairman of the Board, Chief Executive Officer and Director, 1996
Richard W. Scott(1)(2)(3)	57	Director, 2009

Continuing Class II Directors (Term expires at 2013 Annual Meeting) Vincent D. Foster(1)(2)(3) L. William Heiligbrodt(1)(2)(3)	54 69	Director, 1999 Director, 2009

(1)	Member of Compensation Committee

(2)	Member of Audit Committee

(3)	Member of Corporate Governance Committee
          Messrs. DeCarlo, Foster, Heiligbrodt and Scott are “independent” within the meaning of NYSE’s Corporate Governance Guidelines.

          Set forth below is a brief description of the business experience of the directors of the Company.
Directors (listed in same order as table set forth above)
          David J. DeCarlo was nominated in April 2011 to be elected to the Board of Directors at the Annual Meeting of Stockholders. He has had more than 23 years of experience in the death care industry, having served as an executive officer in various roles for Matthews International (Matthews), a leading worldwide supplier of death care products. Prior to retiring from Matthews as Vice Chairman of the Board in 2008, Mr. DeCarlo had previously served as President of the Bronze Division, Group President of the Memorialization Group and a member of the Board of Directors for twenty-two years. Before joining Matthews in 1985, Mr. DeCarlo held diverse management and executive roles in finance, manufacturing, operations, sales, marketing and management information systems at several Fortune 500 companies. Mr. DeCarlo has an MBA in Finance, a Masters of Arts in Economics and Statistics, and a Ph.D. in Applied Economics and Finance (all but dissertation) from the Wharton School of Finance and University of Pennsylvania, as well as a Bachelor of Science degree in industrial Management from West Virginia University. Mr. DeCarlo’s long history in the death care industry and experience in a multitude of executive roles in other industries make him highly qualified to be a member of our Board of Directors.
          Ronald A. Erickson has been a director of Carriage since it went public in August 1996. Since 1992, Mr. Erickson has been the Chief Executive Officer of Holiday Companies in Minneapolis, Minnesota, a private business consisting primarily of convenience stores. Since 1997, Mr. Erickson has been the Vice Chairman of the Board of Gander Mountain, a non-listed company engaged in the sporting goods business. Mr. Erickson is also a director of North American Tungsten, a junior mining company located in Canada. Mr. Erickson’s executive experience in corporate and service-related industries provide him with a unique perspective from which to evaluate both our financial and operational risks and opportunities.
          Melvin C. Payne, a management founder of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996, prior to which he was a director and Chief Executive Officer since Carriage’s inception in 1991. Prior to co-founding Carriage, Mr. Payne spent ten years in the private company turnaround business involving numerous industries. Prior to his turnaround career, Mr. Payne spent ten years in the corporate lending business, initially with Prudential Insurance Company and later with Texas Commerce Bank in Houston. Mr. Payne’s diverse industry and financial experience coupled with his personal leadership and a founders vision for our company makes him highly qualified to serve as Chairman of our Board of Directors.
          Richard W. Scott is a seasoned financial services executive with over thirty years of capital markets experience. Since January 2009, he has served as the Senior Vice President and Chief Investment Officer of Loews Corporation and from 2001 to 2008, was a senior executive in Insurance Portfolio Management, with AIG Investments including service as the Chief Investment Officer-Insurance Operations. His career has included extensive executive and professional responsibility for all aspects of fixed income and insurance portfolio management on both domestic and global platforms, as well as extensive experience as a mergers and acquisition and capital markets professional. Mr. Scott brings multidimensional experience to our Company. He has extensive experience in merger and acquisition transaction analysis and investment management, capital markets strategy and financial performance measurement. All of which provide valuable insight to our Company.
          Vincent D. Foster has served as one of our directors since 1999. Since 2007, Mr. Foster has served as the Chairman and Chief Executive Officer of Main Street Capital Corporation, a specialty investment company. He has also served as Senior Managing Director of Main Street Capital Partners, LLC (and its predecessor firms), a private investment firm, since 1997. From 1988 through 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP, where he served as the director of the corporate finance practice and the mergers and acquisitions practice in the southwestern United States. Mr. Foster has served as a director of the Texas TriCities chapter of the National Association of Corporate Directors, of which he is a founding member, since 2002. He is also a director of Quanta Services, Inc., a specialty contracting company that services the electrical transmission and distribution sector and Team Industrial Services, Inc., a provider of specialty industrial services. Mr. Foster has extensive experience in accounting and finance and serves on other boards of multi-location businesses. His background in mergers and acquisitions, corporate finance, accounting and public company governance leadership makes him highly qualified to be a board member and the Chair of our Audit Committee.
          L. William Heiligbrodt has been a private investor and managing partner in a family business since February 2003. From February 1999 to February 2003, he served as a consultant to Service Corporation

International, a funeral services corporation (“SCI”). Mr. Heiligbrodt was the President and Chief Operating Officer of SCI until February 1999 and he had served in various management positions with SCI since February 1990. Prior to joining SCI, Mr. Heiligbrodt served as President of Provident Services, Inc. from March 1988 to February 1990. Prior to that, he served for five years as Vice Chairman and Chief Executive Officer of WEDGE Group Incorporated. Before Wedge Group Inc., Mr. Heiligbrodt served as Chairman of Texas Commerce Bank, Houston and Vice Chairman of Texas Commerce Bancshares, Inc. and a Director of both companies. Mr. Heiligbrodt served as a lead director of BJ Services Company and served on its Nominating and Governance Committee and Executive Compensation Committee prior to Baker Hughes Incorporated acquiring BJ Services Company in 2010. Mr. Heiligbrodt’s background in banking, corporate finance and death care industry operations and growth strategies makes him uniquely qualified to serve as Lead Director and Chairman of our Executive and Compensation Committees.
Corporate Governance Guidelines
          We have long been committed to integrity, reliability and transparency in our disclosures to the public. Before the corporate governance listing standards of the NYSE and adopted regulations of the SEC became effective, we adopted new charters for our Board committees, a set of corporate governance guidelines, and a code of business conduct and ethics for our directors, officers and employees, and we moved to increase the independence of our Board members. In 2004, following the final release of the NYSE and SEC rules, we amended the committee charters and corporate governance guidelines, and the corporate governance guidelines and the charter for the Corporate Governance Committee were again modified in early 2005. All of these materials as well as our code of business conduct and ethics are accessible through the Investor Relations Section of our website at www.carriageservices.com, or you may receive copies without charge by writing to us at Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056, Attn: Investor Relations.
          Independence. Our corporate governance guidelines require that our Board composition comply with the NYSE rules, including the requirement that a majority of our Board consist of independent directors. Under the NYSE rules, a director qualifies as “independent” if the Board determines that he or she has no material relationship with Carriage (either directly or as a stockholder, partner or officer of an organization that has a relationship with Carriage). Further, under the NYSE guidelines, a director will not be considered independent if:
•	The director is, or in the past three years has been, an employee of Carriage, or has an immediate family member who is or in the past three years has been, an executive officer of Carriage;

•	The director or an immediate family member (other than an immediate family member who is a non-executive employee) received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from Carriage (other than director fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•	The director is, or in the past three years has been, affiliated with or employed by, or has an immediate family member who is or in the past three years has been, affiliated with or employed in a professional capacity by a present or former auditor of Carriage;

•	The director is, or in the past three years has been, an executive officer, or has an immediate family member who is, or in the past three years has been, an executive officer of another company where any of Carriage’s present executives serves on that company’s compensation committee; or

•	The director is a current employee or has an immediate family member who is a current executive officer of a company that made payments to, or received payments from, Carriage for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
          Our Corporate Governance Committee reviewed our Board composition and determined that Messrs. DeCarlo, Erickson, Foster, Heiligbrodt and Scott meet the independence standards set forth above. In addition, all directors serving on our Audit, Compensation and Corporate Governance Committees satisfy these independence requirements.

Board Leadership Structure
          Chairman of the Board. The Board does not have a policy on whether the positions of Chairman and Chief Executive Officer are to be held by the same person. The positions are currently held by one individual. The Chairman of our Board is Melvin C. Payne, who is also our Chief Executive Officer. Mr. Payne was named Chairman in 1996.
          In making the determination to appoint Mr. Payne to Chairman, the Board considered numerous factors, including Mr. Payne’s significant operating experience and qualifications, his long history with the Company, his years of exercising business judgment in leading the Board, the size and complexity of our business, the business experience and tenure of our directors and the qualifications and role of our Lead Director. Based on these factors, the Board determined that it was in the best interests of the Company and its stockholders to appoint Mr. Payne as Chairman of the Board of Directors of the Company.
          Board Composition. The Corporate Governance Committee is responsible for reviewing the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. Nominees for directorship are selected by the Corporate Governance Committee in accordance with the policies and principles in its charter. The Corporate Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate an ability to make a meaningful contribution to the Board’s oversight of our business and affairs and have a reputation for ethical conduct. Nominees for director will include individuals who, taking into account their diversity, age, skills, and experience in the context of the needs of the Board, as well as other relevant factors such as conflicts of interest and other commitments, would enhance the Board’s ability to manage and direct our affairs and business. No director may serve on more than five other public company boards or on the audit committee for more than three other public companies. We have not established term limits as we do not wish to risk losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and operations. However, we have determined that no director may be nominated to a new term if he or she would be age 75 or older at the time of the election. Although the Company does not have a formal policy on board diversity, when considering board candidates, the Corporate Governance Committee strives to achieve a balance of knowledge, experience, and perspective such that the Company’s board reflects a diversity of backgrounds and experiences.
          The Corporate Governance Committee identifies candidates by asking our current directors and executive officers to notify the Committee if they become aware of individuals who meet the criteria described above. The Corporate Governance Committee also has the authority to engage firms that specialize in identifying director candidates. The Corporate Governance Committee will also consider candidates recommended by stockholders. A stockholder may recommend nominees for director by giving the Corporate Secretary a written notice not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting. For the annual meeting in 2012, the deadline will be February 16, 2012, based upon this year’s meeting occurring on May 17th. The notice must include the name and address of the stockholder giving notice and the number of shares of our voting stock owned by the stockholder. The notice must also include the full name, age, business address, principal occupation or employment of the nominee, the number of shares of Common Stock that the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934, as amended, and the nominee’s written consent to the nomination and to serve, if elected.
          Once the Corporate Governance Committee has identified a potential candidate, the Committee collects and reviews available information regarding the individual, and if the Committee determines that the candidate warrants further consideration, the Committee Chair or another Committee member will contact the person. Generally, if the individual expresses a willingness to be considered for election to the Board, the Corporate Governance Committee will request information from the candidate, review the individual’s qualifications, and conduct one or more interviews with the candidate. When the Corporate Governance Committee has completed this process, it tenders its recommendation to the full Board for consideration.
          Executive Sessions; Lead Director. In accordance with our corporate governance guidelines, the non-management directors meet in executive session at least quarterly, outside of the presence of management directors or other members of management, both with the independent auditors and then without anyone else present. In connection with the 2005 amendments to our corporate governance guidelines, the Board established the position of Lead Director, who is required to be qualified as independent and will be appointed by a majority of the non-management directors. The Lead Director’s role is to facilitate the functioning of the Board independently of management and to enhance the quality of the Board’s governance. The Lead Director will preside at the executive sessions of the non-management directors. In 2005, Mr. Foster, Chairman of the Audit Committee, was appointed as the first Lead Director and served in this capacity until February 24, 2010. Effective February 24, 2010, the non-management directors appointed L. William Heiligbrodt as the Lead Director.
          Board’s Role in Risk Oversight. The Board of Directors plays a significant role in providing oversight of the Company’s management of risk. Senior management has responsibility for the management of risk and reports to the Board regularly with respect to its ongoing enterprise risk management efforts. Because responsibility for the oversight of elements of the Company’s enterprise risk management extends to various committees of the Board, the Board has determined that it, rather than any one of its committees, should retain the primary oversight role for risk management. In exercising its oversight of risk management, the Board has delegated to the Audit Committee primary responsibility for the oversight of risk related to the Company’s financial statements and processes, and has determined that the Company’s internal audit function should report directly to the Audit Committee. The Board has delegated to the Compensation Committee primary responsibility for the oversight of risk related to the Company’s compensation policies and practices. The Board has delegated to the Corporate Governance Committee primary responsibility for the oversight of risk related to the Company’s corporate governance practices. Each committee reports regularly to the Board with respect to such committee’s particular risk oversight responsibilities.
          Board’s Interaction With Stockholders. Our Chief Executive Officer and other corporate officers are responsible for establishing effective communications with our stockholders. It is our policy that management speaks for Carriage. This policy does not preclude independent directors from meeting with stockholders, but where appropriate, management should be present at such meetings. Stockholders and other interested parties may contact any member of our Board or Committee thereof via U.S. mail, by addressing any correspondence to the Board, the applicable Committee, the non-management directors as a group or any individual director by either name or title, in care of Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056; Attn: Corporate Secretary. In the case of communications addressed to the non-management directors, the Corporate Secretary will send appropriate stockholder communications to the Lead Director. In the case of communications addressed to a committee of the Board, the Corporate Secretary will send appropriate stockholder communications to the Chairman of such committee.
          Board and CEO Evaluation. We have an annual process for the Board and each Committee to perform self-evaluations. These are conducted through written questionnaires compiled on a confidential basis by the Chairman of the Corporate Governance Committee with summary results presented to the full Board annually. In addition, the Compensation Committee performs an annual evaluation of the Chief Executive Officer’s performance. As part of the long-range planning, the Corporate Governance Committee is charged with evaluating Chief Executive Officer succession, both in the event of emergency and upon retirement.
          Business Conduct and Ethics. Our code of business conduct and ethics requires all of our directors, officers and employees to adhere to certain basic principles to uphold our mission to be the most professional, ethical and highest quality service organization in the death care industry. Our code requires them to comply with the law, avoid conflicts of interest, compete fairly and honestly, maintain a safe and healthy work environment, and preserve our assets. We do not presently believe that there would be any occasion requiring any changes in or waivers under the code, but in the event of exceptional circumstances in which such a change or waiver becomes necessary, it would require Board approval and, where appropriate, prompt public disclosure. Our code includes specific compliance procedures and a mechanism for reporting violations through our Human Resources Department. You can access our code of business conduct and ethics on our website at www.carriageservices.com.

Organization and Committees of the Board
          During 2010, the Board met five times and acted by unanimous consent two additional times. Each of the directors attended all of the meetings of the Board. The functions of the Compensation, Audit, Corporate Governance, Executive and Investment Committees of the Board, and the number of meetings held during 2010, are described below.
The current members of each committee are identified in the following table:

Corporate
Director	Compensation	Audit	Governance	Executive	Investment
Melvin C. Payne(*)				X	X
Ronald A. Erickson(I)		X	X
Vincent D. Foster(I)	X	Chairman	X	X	X
L. William Heiligbrodt(I)	Chairman	X		Chairman
Richard W. Scott(I)	X		Chairman		Chairman

(*)	Chairman of the Board

(I)	Independent Director
          On February 24, 2011, Mr. Erickson informed the Board of his intent to not stand for re-election at the 2011 Annual Meeting.
          The Compensation Committee reviews and makes recommendations to the Board concerning the compensation of Carriage’s executive officers and approves grants to all officers and employees under our stock incentive plans. In 2010, the Compensation Committee met four times. Each member of the Compensation Committee was present at all meetings. See the report of the Compensation Committee on page 22 of this Proxy Statement.
          The Audit Committee evaluates, appoints and engages Carriage’s independent registered public accounting firm and reviews the plan, scope and results of the audit with the auditors and Carriage’s officers. The Audit Committee also reviews with the auditors the principal accounting policies and internal accounting controls of Carriage. The Audit Committee met six times during 2010. Each member of the Audit Committee was present at all meetings. See the report of the Audit Committee on page 13 of this Proxy Statement.
          The NYSE, requires that each of its listed companies maintain an independent audit committee. None of the members of our Audit Committee has a relationship with Carriage that may interfere with the exercise of his independence from management or Carriage. No member of our Audit Committee is or has been in the last three years an employee of Carriage, or Carriage’s auditor, or in a business relationship with Carriage. Also, no immediate family member related to a member of our Audit Committee is an executive officer of Carriage, or Carriage’s auditor, or any of its affiliates. See above, under the heading “Corporate Governance Guidelines,” for a specific description of independence standards which we apply to our independent directors.
          In addition to the independence standard, the NYSE requires that each member of the Audit Committee be financially literate and at least one member must have accounting or related financial management expertise. Each member of our Audit Committee is financially literate. Mr. Foster meets the definition of “audit committee financial expert,” as such term is defined under the rules of the SEC, and is a certified public accountant with over 20 years of public accounting experience. Currently, Mr. Foster is the Chairman and Chief Executive Officer of an investment company for which he reviews and analyzes financial statements as part of his daily functions.
          The Corporate Governance Committee provides oversight with respect to our corporate governance guidelines, which includes reviewing the structure of the full Board and making recommendations regarding the size of the Board and the number and classification of directors. The Corporate Governance Committee also conducts a search for suitable and qualified candidates to serve as directors when the terms of office are up for election at each year’s annual meeting of stockholders, and submits the names of candidates for such positions for consideration by the Board. The Corporate Governance Committee met once in 2010 (and all Committee members were present) and also acted by unanimous consent once.
          The Executive Committee acts on behalf of the Board of Directors in between meetings of the Board of Directors, assures coordination of activity among the various committees of the Board, and serves as a sounding board for the Chairman of the Board in the overall management of the business and affairs of the Company. The Executive Committee met three times in 2010 and also acted by unanimous consent three additional times. All committee members were present at all meetings.
          The Investment Committee formulates the overall investment policies of the Company, subject to approval by the Board, and establishes investment guidelines in furtherance of those policies. The Committee oversees the Company’s investment transactions, management, policies and guidelines, including establishment of investment benchmarks, review of investment performance and oversight of investment risk management exposure policies and guidelines. The Investment Committee did not meet in 2010.
          Attendance at Annual Stockholders’ Meetings. Each of our directors is expected to devote sufficient time and attention to his duties and to attend all board, committee, and stockholders’ meetings. Although we do not have a formal policy requiring them to do so, we encourage our directors to attend the Annual Meeting of Stockholders and expect that they will do so. All of our then current directors attended the 2010 Annual Meeting of Stockholders.
Director Compensation
          We compensate our directors through cash payments, including retainers and meeting attendance fees, and through stock-based awards. The Directors Compensation Policy provides that any new director will receive, upon admission to the Board, a grant of $100,000 in shares of the Company’s Common Stock. Common Stock grants are issued under our Amended and Restated 2006 Long-Term Incentive Plan.
          Effective March 22, 2010, and as subsequently revised July 14, 2010, the Board approved a new Director Compensation Policy. The policy provides for the following cash payments, including retainers and meeting attendance fees, and stock-based awards: (1) the chairman of the Audit Committee is entitled to a retainer of $15,000 and the chairman of each of the Compensation, Governance, Investment and Executive Committees is entitled to a retainer of $10,000; and (2) the Lead Director of the Board is entitled to a retainer of $15,000; and (3) each independent director of the Board is entitled to an annual cash retainer of $30,000 paid on a quarterly basis and an annual equity retainer of $40,000 in shares of Common Stock. The annual cash retainers for each Committee chairman and the Lead Director and the annual equity retainer will be paid on the date of the Annual Meeting, May 17, 2011. Additionally, each independent director is entitled to $1,500 for each regular or special meeting of the full Board attended in person or by phone. Audit Committee members receive $1,500 for each committee meeting held in person or by phone and members of the other committees and their chairman receive $1,000 for each committee meeting held in person or by phone.
          Prior to March 22, 2010, independent directors had the opportunity to elect to receive all or any portion of the annual retainer and attendance fees in shares of our Common Stock, based on the fair market value thereof as of the date the amount was earned. From January 1, 2010 to March 21, 2010 (the “stub period”), Messrs. Erickson and Foster received 100% of their respective fees in cash. Messrs. Heiligbrodt and Scott received 50% of their fees in cash; with the remainder of their fees received in Common Stock. Effective March 22, 2010, the directors no longer have the option to receive their retainers and attendance fees in the form of fully vested Common Stock.
          During the stub period, each independent director was entitled to $1,000 for each regular or special meeting of the full Board attended in person, and $500 if attended by phone. In addition, Audit Committee members received $1,500 for each committee meeting held in person and $1,000 for each such meeting held by phone, except that those amounts are reduced by one-half if the committee meeting occurs on the same day as a full Board meeting. Members of the other committees received $750 for each committee meeting held in person and $500 for each such meeting held by phone. No attendance fees are payable for these other committees for a meeting that occurs on the same day as a full Board meeting.
          Upon his anticipated election to the Board, we will issue $100,000 in shares of our Common Stock to Mr. DeCarlo.

2010 Director Compensation Table

						Change in
						Pension Value
						and Non-
	Fees					Qualified
	Earned or				Non-Equity	Deferred
	Paid in	Stock		Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards(1)		Awards	Compensation	Earnings	Compensation	Total
Vincent D. Foster	$66,500	$40,000		—	—	—	—	$106,500
Ronald A. Erickson	$44,750	$40,000		—	—	—	—	$84,750
L. William Heiligbrodt	$84,945 (2)	$41,930	(3)	—	—	—	—	$126,875
Richard W. Scott	$59,879 (2)	$40,871	(3)	—	—	—	—	$100,750

(1)	On March 22, 2010, Messrs. Foster, Erickson, Heiligbrodt and Scott each received an annual equity grant of $40,000 in shares of Common Stock, resulting in 8,968 shares granted to each director based upon a closing price of $4.46.

(2)	The amount of fees earned and paid in cash for Messrs. Heiligbrodt and Scott include the remainder of the calculation for fees paid in Common Stock for the stub period in addition to all retainer and attendance fees paid under the Director Compensation Policy after March 22, 2010.

(3)	Messrs. Heiligbrodt and Scott elected to receive Common Stock totaling 485 and 217 shares, respectively, in lieu of their attendance fees valued at the fair market value of the Common Stock on the date the fees were earned. These attendance fees were earned during the stub period.
PROPOSAL NO. 2
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
     The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executives officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
     As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our named executive officer compensation program to achieve the following key objectives:
•	Pay competitive levels of salary and total compensation;

•	Reward management for strong Company performance and successful execution of our strategic operating models; and

•	Align incentives with the long-term interests of our stockholders.
     We urge our stockholders to read the “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement, which describes in more detail how our named executive officer compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 23 through 27, which provide detailed information on the compensation of our named executive officers. The Compensation Committee believes that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company’s recent and long-term success.
     Accordingly, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting “FOR” the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2011 Annual Meeting of Stockholders of the Company pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including, but not limited to, the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables, notes and narrative).”
          This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. This vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. Although the resolution is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the advisory vote on named executive officer compensation when making future compensation decisions.
          We recommend that you vote “FOR” the resolution approving the compensation of our named executive officers, as disclosed in this Proxy Statement.
PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
     The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on named executive officer compensation. By voting with respect to this Proposal No. 3, stockholders may indicate whether they would prefer that we conduct future advisory votes on named executive officer compensation every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this Proposal.
     After careful consideration of this Proposal, the Board has determined that an advisory vote on named executive officer compensation that occurs every year is the most appropriate alternative for the Company at this time.
     Given that the advisory vote on named executive officer compensation provisions are new, holding an annual advisory vote on named executive officer compensation provides the Company with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote on named executive officer compensation occurs well after the beginning of the compensation year, and because the different elements of our named executive officer compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our named executive officer compensation programs in consideration of any one year’s advisory vote on named executive officer compensation by the time of the following year’s annual meeting of stockholders. The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on named executive officer compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may in the future decide that it is in the best interests of its stockholders and the Company to hold an advisory vote on named executive officer compensation more or less frequently than the option selected by the stockholders.
          We recommend that you vote “FOR” holding the advisory vote on the named executive officer compensation EVERY YEAR.
PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee of the Board has selected KPMG LLP to audit our consolidated financial statements. KPMG served as our independent registered public accounting firm for 2009 and 2010.

          Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.
          Although ratification is not required by Delaware law or our By-laws or otherwise, the Board is submitting the Audit Committee’s selection of KPMG to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. If the appointment of KPMG is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.
          We recommend that you vote “FOR” the ratification of the selection of KPMG as our independent registered public accounting firm, for the fiscal year ended December 31, 2011.
Audit Fees
          The fees billed for services by KPMG during 2009 and 2010 related to the audits of Carriage’s annual consolidated financial statements and internal controls over financial reporting and reviews of quarterly financial statements filed in the reports on Form 10-Q and Form 10-K totaled $578,000 and $590,000, respectively. During 2010, services were performed by KPMG in relation to a Form S-8 that was filed on May 18, 2010, in which fees were billed totaling $12,000.
Audit-Related Fees
          There were no fees billed to Carriage by KPMG for audit-related services during 2009 and 2010.
Tax Fees
          There were no fees billed to Carriage by KPMG for tax services during 2009 and 2010.
All Other Fees
          There were no fees billed to Carriage by KPMG for any other professional services during 2009 and 2010.
Pre-Approval Policy for Services of Independent Registered Public Accounting Firm
          As part of its duties, the Audit Committee is required to annually pre-approve audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the audit firm’s independence. If a type of service to be provided by the independent registered public accounting firm has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.
AUDIT COMMITTEE REPORT
          The Audit Committee has reviewed and discussed Carriage’s audited financial statements for the fiscal year ended December 31, 2010 with management. It has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Additionally, the Audit Committee has received the written disclosures and the letter from the independent auditors at KPMG, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.
          In an effort to maintain the auditor’s independence, the Audit Committee considers whether KPMG’s rendering of non-audit services is compatible with maintaining its independence. No non-audit services were approved or rendered by KPMG during 2009 and 2010.
          Based on the Audit Committee’s review and discussions with management and the independent registered public accountants referred to above, and its review of the representation of management and the report of the independent registered public accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Carriage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.
Audit Committee
Vincent D. Foster, Chairman
Ronald A. Erickson
L. William Heiligbrodt
SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS
          The following table sets forth, as of March 18, 2011, the number of shares beneficially owned and percent of the Common Stock held by: (a) each director and director nominee of Carriage, (b) the Chief Executive Officer and Chief Financial Officer, (c) the other executive officers named in the Summary Compensation Table set forth under “Executive Compensation”, and (d) all current executive officers and directors of Carriage as a group. Under the rules of the SEC, on any day a person is deemed to own beneficially all securities as to which that person owns or shares voting or investment power, as well as all securities which such person may acquire within 60 days of such date through the exercise of currently available conversion rights or options. Each person named in the table below has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the notes to the table.
Stock Ownership of Management

				Percent of
	Common	Stock	Number of Shares	Common
Beneficial Owner	Stock	Options(1)	Beneficially Owned	Stock
Melvin C. Payne(2)(3)	1,669,673	60,000	1,729,673	9.33%
Ronald A Erickson	92,538	30,000	122,538	*
Vincent D. Foster	154,648	30,000	184,648	1.00%
L. William Heiligbrodt(4)(5)	175,695	—	175,695	*
Richard W. Scott(6)	81,138	—	81,138	*
David J. DeCarlo	10	—	10	*
Terry E. Sanford	212,531	10,000	222,531	1.20%
Jay D. Dodds	225,414	20,000	245,414	1.32%
J. Bradley Green	123,355	—	123,355	*
George J. Klug	159,310	35,000	194,310	1.05%
All directors and executive officers as a group (10 persons)

*	Indicates less than one percent.

(1)	The ownership of stock options shown in the table includes shares which may be acquired within 60 days upon the exercise of outstanding stock options granted under our stock option plans. These options in the table are currently 100% vested. For unexercisable stock options, refer to the chart and discussion of Outstanding Equity Awards at Fiscal Year-End herein on page 25.

(2)	Mr. Payne has pledged 601,000 shares of his Common Stock to a bank as secondary collateral on real estate loans.

(3)	Mr. Payne’s holdings include 10,800 shares of Common Stock held by Mr. Payne’s minor daughter and 4,818 shares of Common stock held by Mr. Payne’s spouse.

(4)	Mr. Heiligbrodt’s holdings include 42,340 shares of Common Stock held by the Agent for Heiligbrodt Family Partnership and 53,040 shares of Common Stock held by the Agent for Corinne C. Heiligbrodt Separate Family Property.

(5)	Mr. Heligbrodt’s indirect ownership of 42,340 shares of Common Stock are pledged against a loan for the Heiligbrodt Family Partnership.

(6)	Mr. Scott’s holdings include 1,000 shares of Common Stock held by Mr. Scott’s minor daughter and son.

Stock Ownership of Certain Beneficial Owners
          As of March 18, 2011, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of our outstanding Common Stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than directors and executive officers whose beneficial ownership is described in the above table.

	Number of Shares	Percent of
Beneficial Owner	Beneficially Owned	Common Stock
Zazove Associates, LLC(1)	2,750,316	14.8%
1001 Tahoe Blvd. Incline Village, NV 89451

FMR LLC(2)	2,099,747	11.3%
82 Devonshire Street Boston, MA 02109

Dimensional Fund Advisors LP(3)	1,458,387	7.9%
Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746

First Wilshire Securities Management, Inc(4)	1,340,612	7.2%
1224 East Green Street, Suite 200 Pasadena, CA 91106

Total	7,649,062	41.2%

(1)	Based solely on Schedule 13G filed with the SEC on January 5, 2011. Zazove Associates, LLC has sole voting and dispositive power as to 2,750,316 shares, of which 2,725,816 shares are issuable upon the conversion of Carriage Services Capital Trust Preferred Securities. Such conversion had not occurred as of the record date.

(2)	Based solely on Schedule 13G filed with the SEC on February 14, 2011. FMR LLC has sole dispositive power as to 2,099,747 shares.

(3)	Based solely on Schedule 13G filed with the SEC on February 11, 2011. Dimensional Fund Advisors LP has sole voting power as to 1,431,114 shares and sole dispositive power as to 1,458,387 shares.

(4)	Based solely on Schedule 13G filed with the SEC on February 15, 2011. First Wilshire Securities Management, Inc. has sole voting power as to 77,000 shares and sole dispositive power as to 1,340,612 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Exchange Act requires Carriage’s directors and executive officers, and persons who own more than 10% of a registered class of Carriage’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of Common Stock and other equity securities of Carriage on Forms 3, 4 and 5. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish Carriage with copies of all Forms 3, 4 and 5 they file.
          Based solely on a review of the copies of such reports furnished to Carriage or written representations from reporting persons, Carriage believes that all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during 2010 except for the following: a late Form 4 report was filed on behalf of Mr. Dodds, with respect to one transaction related to an inheritance of shares of Common Stock.

EXECUTIVE MANAGEMENT
The following table sets forth the name, age and title of our executive officers who are not directors.

Name	Age	Title
Terry E. Sanford	55	Executive Vice President and Chief Financial Officer

Jay D. Dodds	50	Executive Vice President and Chief Operating Officer

J. Bradley Green	38	Executive Vice President, General Counsel and Secretary

George J. Klug	66	Senior Vice President and Chief Information Officer
          Set forth below is a brief description of the business experience of our executive officers.
          Terry E. Sanford is the Executive Vice President and Chief Financial Officer of Carriage. Having joined the Company in 1997 as the Financial Controller, Mr. Sanford was promoted in 2000 to Vice President and Corporate Controller and in 2006 to Chief Accounting Officer and Treasurer and in September 2008 to his current position. Mr. Sanford’s work history prior to joining Carriage included senior financial positions in manufacturing, financial services and consumer products companies and public accounting. Mr. Sanford is a CPA and possesses a BBA in Accounting and an MBA in Finance.
          Jay D. Dodds is the Executive Vice President and Chief Operating Officer of Carriage. Mr. Dodds has been in senior operations leadership for Carriage since October 2000, most recently as Regional Managing Partner for the Central Region and Regional Vice President of Operations. Mr. Dodds joined Carriage in 1994 as an operations Vice President. He has over 25 years of professional funeral home, cemetery and crematory operations experience. Prior to joining Carriage, he was affiliated with Stewart Enterprises for 13 years serving in numerous operating positions. Mr. Dodds is a licensed Funeral Director and holds a BBA degree from the University of Texas Arlington. Mr. Dodds is a member of the National Funeral Directors Association, The Cremation Associations of North America and a member of the Board of Directors of the International Funeral, Cemetery and Cremation Association.
          J. Bradley Green is the Executive Vice President, Strategic Development and General Counsel of Carriage. He joined the Company in October 2006 as General Counsel and ultimately became responsible for the human resources, payroll, risk management, and training departments. Most recently, in October 2009, Mr. Green was promoted to Executive Vice President and became responsible for the corporate development function, including the acquisition activity of Carriage. Prior to joining Carriage, Mr. Green was an attorney, focusing his practice on employment and commercial litigation. From 1998 to 2002, Mr. Green held legal and human resource positions, including General Counsel, at a Fortune 1000 company that had operations in 42 countries. Prior to that, Mr. Green was an attorney at a national law firm, focusing on the field of labor and employment law.
          George J. Klug has been with the Company since July 2001 and has served as Senior Vice President of Information Systems and Chief Information Officer of Carriage since May 2002. Before joining Carriage, Mr. Klug served from 1997 to 2000 as Vice President of Information Technology at Allright Corporation, an owner operator of parking facilities both national and international. Prior to Allright, Mr. Klug served as Vice President of Information Technology for various retail companies including Oshmans, Sportstown, and Zaks. He also has a background in operations and accounting and has been in management positions for almost 40 years.
COMPENSATION DISCUSSION AND ANALYSIS
          Our executive compensation program is designed to attract, motivate and retain talented executives so the Company can produce long-term superior results and maximize return to its stockholders. Our Compensation Committee consists entirely of independent Board members and is responsible for the approval and oversight of compensation and benefit plans and employment agreements affecting executive management.

          To achieve our compensation objectives, our Compensation Committee has structured our annual incentive-based cash and long-term non-cash executive compensation programs to motivate executives to achieve the business goals set by us and reward executives for achieving such goals.
Compensation Program Objectives
          We compete for executive talent in a highly competitive industry. We believe that our executive compensation program, which is a key component in our ability to attract and retain talented, qualified executives, should be designed to provide a meaningful level of total compensation that is aligned with organizational and individual performance.
          The principal objectives of our executive compensation programs are to:
•	Pay competitive levels of salary and total compensation;

•	Reward management for strong Company performance and successful execution of our strategic operating models; and

•	Align incentives with the long-term interests of our stockholders.
Executive Compensation Philosophy
          In 2010, the Compensation Committee developed an Executive Compensation Philosophy (the “Philosophy”) for the Company to formalize the objectives of our executive compensation practices and to serve as an ongoing reference point for executive compensation decisions. The Philosophy specifies compensation elements, defines the purpose of each element and generally expresses the target positioning of compensation levels that we desire to achieve over time. We also recognize that changes to an individual executive’s compensation elements, for example, to meet desired market positioning indicated in the Philosophy, may be phased in over multiple years. Each year we consider our executive compensation in light of the Philosophy.
          The Philosophy is summarized in the table below and has been developed based on the following guiding principles:
•	To create a clear link between pay and annual and long-term company performance;

•	To attract, retain and motivate exceptional talent to drive Carriage’s revenue, growth, profitability, and total stockholder return;

•	To inspire teamwork and focus executives on a common set of critical corporate-wide business objectives;

•	To provide fair and competitive pay opportunities; and

•	To align executive interests with those of stockholders.

Target Positioning to
Element	Purpose	Market
Base Salary	Provide competitive base pay to hire and retain key talent with the desired leadership qualities.	Market median

Short-Term Incentives	Provide market competitive award opportunities that will motivate executives to achieve and exceed corporate financial goals that support the Company’s overall strategy.	Market median for target company performance level

Long-Term Incentives	Provide market competitive award opportunities that will align executive interests with stockholders and allow executives to build share ownership.	Market median for target company performance level

Ownership Guidelines	Encourage long-term ownership of company stock and alignment of executive interests with stockholders.	Mirror typical market practices

Peer Group Companies and Benchmarking
          In 2009, the Compensation Committee, with the assistance of compensation consultants, developed a peer group consisting of 16 companies across the broader services industries to reflect a holistic view of the Company’s markets and services in which it operates. The peer group is used as one component in evaluating the competitiveness of the compensation levels of our Named Executive Officers (as defined below).

Advocat, Inc.	HearUSA, Inc.
Almost Family, Inc.	Hillenbrand, Inc.
Arcadia Resources, Inc.	Mac-Gray Corporation
Assisted Living Concepts, Inc.	Stewart Enterprises
Capital Senior Living Corporation	Stonemor Partners, LP.
CPI Corporation	Sunlink Health Systems, Inc.
Ensign Group, Inc.	Town Sports International Holdings
Healthcare Services Group	US Physical Therapy, Inc.
          We regularly review, revise and amend our compensation policies, practices and programs to determine if they are both appropriate and responsive to our business needs. We typically do not establish compensation levels by focusing primarily on market comparison data and historically have not found it necessary to conduct extensive external market benchmarking of our executive compensation levels or practices on an annual basis. The Compensation Committee applies judgment and discretion when evaluating the appropriateness of using market compensation data when determining any compensation amount or outcome for our executives.
Elements of the 2010 Compensation Program
          Our executive compensation program consists of the following basic elements:
•	Base salaries;

•	Annual cash incentive bonuses;

•	Long-term, share-based incentives; and

•	Other benefits.
          Allocation of compensation among these elements is designed to provide the appropriate mix of short-term incentives and long-term incentives, and cash and equity-based compensation.
Base Salaries
          The base salaries for each of our executive officers are determined on an individual basis, taking into account such factors as the duties, experience and levels of responsibility of the executive as well as the compensation levels within companies in the peer group. Base salaries for the Named Executive Officers are evaluated annually and adjustments are approved by the Compensation Committee based on its evaluation of individual performance and the market. In 2010, the Committee made no changes to the base salaries of the Named Executive Officers. Effective January 1, 2011, the Compensation Committee approved a salary increase for Mr. Sanford from $270,000 to $290,000.
Annual Cash Incentive Bonuses
          The 2010 annual cash bonus for each executive was linked to a specific financial target and was designed to reward each executive for achieving improving results. The Named Executive Officer annual cash bonus was 100% weighted against the objective and quantitative goal of diluted earnings per share (EPS). The executives are eligible to receive annual cash bonuses set at a target percentage of their base salary and can earn above or below the target percentage based on actual EPS performance.

2010 Annual Cash Incentive Bonus Opportunity as a Percentage of Base Salary

Earnings per share that must be	$0.40	$0.44	$0.48	$0.45
realized for each category

Named Executive	Base				Individual 2010
Officer	Salary	Threshold(1)	Target	Maximum(2)	Bonus(3)
Melvin C. Payne	$500,000	$187,500	$375,000	$750,000	$468,750
Terry E. Sanford	$270,000	$67,500	$135,000	$270,000	$168,750
Jay D. Dodds	$300,000	$75,000	$150,000	$300,000	$187,500
J. Bradley Green	$290,000	$72,500	$145,000	$290,000	$181,250
George J. Klug	$240,000	$54,000	$108,000	$216,000	$135,000

(1)	Threshold is 50% of Target bonus opportunity.

(2)	Maximum is 200% of Target bonus opportunity.

(3)	Actual 2010 bonus was 125% of Target bonus opportunity as EPS at December 31, 2010 was $0.45.
          Mr. Sanford’s cash incentive bonus for 2010 totaled $231,750, which included $63,000 awarded under the 2008 Performance Unit Plan for the period September 12, 2008 through December 31, 2010, as approved by the Compensation Committee in February 2011.
          The Compensation Committee, acting by unanimous consent, approved additional compensation for Mr. Payne in the amount of $250,000, payable on December 31, 2012, for his supervision over the investments of the trust funds during 2011 and 2012 should he remain employed with the Company at such time.
          For 2011, the Committee, approved the annual cash incentive bonus program for the Named Executive Officers that is tied to the achievement of diluted earnings per share (weighted 100%) with Threshold at $0.46 per share, Target at $0.51 per share and Maximum at $0.55 per share.
Long-Term Equity-Based Incentives
Restricted Stock and Stock Options
          Restricted stock and stock options are awarded by the Compensation Committee after consideration of each individual’s performance toward the Company’s recent goals, as well as expected contributions to the long-term success of the Company. Restricted stock grants vest at either 33 1/3% or 25% annually beginning one year after the date of the award. The individuals are responsible for the income taxes attributable to the value of the shares. The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates; expected dividend yield for each year; expected termination rate; expected lives; and expected volatility. The stock options vest in 33 1/3% increments over a three year period and expire after ten years. The Compensation Committee believes that these forms of equity ownership help align the executive’s interests closely with those of the stockholders and incentivizes the executives to contribute to the long-term growth and success of the Company as a whole.
          On May 18, 2010, the Named Executive Officers were awarded a long-term incentive grant valued as a percentage of their base salary. The long-term incentive grant value was granted 50% in restricted stock and 50% in stock options. In accordance with the Amended and Restated 2006 Long-Term Incentive Plan annual grant limitation of 100,000 shares, Mr. Payne’s grant was modified as the 50%/50% allocation would have exceeded the 100,000 shares limitation. Both the restricted shares and stock options vest 33 1/3% over three years on May 18, 2011, May 18, 2012 and May 18, 2013. The exercise price of the options was the closing price on May 18, 2010, which was $4.78. The option value used was $2.28. The assumptions made in the valuation of this award are set forth in Note 17, Stockholder’s Equity, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K. The stock options have a ten year term.

The following table sets forth information regarding the long-term incentive grant in 2010:

		Grant Value		Grant Allocation
				Restricted	Stock
Name	Base	%	$	Shares	Options
Melvin C. Payne	$500,000	85%	$425,000	78,800	21,200

Terry E. Sanford	$270,000	60%	$162,000	16,946	35,498

Jay D. Dodds	$300,000	60%	$180,000	18,828	39,443

J. Bradley Green	$290,000	60%	$174,000	18,201	38,128

George J. Klug	$240,000	40%	$96,000	10,042	21,036

Total	$1,600,000		$1,037,000	142,817	155,305

Performance Unit Plan
          The Compensation Committee adopted a long-term incentive compensation plan for selected officers and key employees effective August 7, 2007. Units granted under the plan have a value of $1.00 and are subject to the terms and conditions set forth in the Performance Unit Award Agreements with the grantees. One-half of the units awarded provide the grantee with the opportunity to earn a cash payment based on the total stockholder return achieved by the Company for the performance period, which is generally three years, as compared to the total stockholder return achieved by the companies constituting the Russell Microcap Index (the “Peer Group I”). The other one-half of the units awarded provide the grantee with the opportunity to earn a cash payment based on the total stockholder return achieved by the Company for the performance period as compared with the total stockholder returns achieved by two companies in our industry, Service Corporation International and Stewart Enterprises, Inc. (the “Peer Group 2”). For units associated with the Peer Group I award, the award ranges from 0% if the percentile rank of the Company’s total stockholder return compared to the total stockholder return of the other members of Peer Group I is less than 50th, 50% if the percentile rank is 50th, 100% if the percentile rank is 60th and 150% if the percentile rank is 80th and above, with the award percentage scaled between 50th and 60th percentiles and between the 60th and 80th percentile. For units associated with the Peer Group 2 award, the award ranges from 0% if the Company’s total stockholder return is less than both of the members of Peer Group 2, 100% if greater than one of the members but not both and 150% if greater than both. Awards were granted during 2007, 2008 and 2009, but will not be in the future. Previous awards remain outstanding through December 31, 2011. Mr. Sanford was awarded $63,000 for the 2008 Performance Unit Plan for the period September 12, 2008 through December 31, 2010, as approved by the Compensation Committee in February 2011. No other payouts under the Performance Unit Plan have been made as of December 31, 2010.
          The final grant, on January 1, 2009, represents the units awarded pursuant to the Performance Unit Plan. There is no threshold, or minimum amount payable, as by operation of the Performance Unit Plan; the future payout may be none. The estimated future payout for the three year period ending December 31, 2011 by named executive officer is as follows:

	Threshold	Target	Maximum
Name	($)	($)	($)
Melvin C. Payne	—	300,000	450,000
Terry E. Sanford	—	100,000	150,000
Jay D. Dodds	—	100,000	150,000
J. Bradley Green	—	70,000	105,000
George J. Klug	—	70,000	105,000

Other Benefits and Perquisites
          The Company sponsors a defined contribution 401(k) plan to which we match 100% of the first one percent of the participants’ contributions and 50% of the next five percent of the participants’ contributions. Additionally, the Company sponsors an employee stock purchase plan that provides the participants the ability to purchase Company stock at the lower of the grant date fair value or the purchase date fair value with a discount of 15%. The Company’s health and related plans include medical, dental, life and disability coverage. The benefits provided to executive officers are offered through broad-based plans applicable to all employees, except that the Chief Executive Officer is prohibited from participating in the employee stock purchase plan. The Chief Executive Officer is reimbursed annually for life insurance premiums of up to $25,000 and club dues, the combined cost of which totaled $24,732 in 2010. Otherwise, the Company provides no other perquisites to any other executives.
Management’s Role in Determining Executive Compensation
          The Compensation Committee makes all final decisions regarding executive officer compensation. Mr. Payne’s role as Chairman, President and Chief Executive Officer in determining executive compensation is to make recommendations on compensation decisions for those other than himself based on the individual performance of each executive officer and overall Company performance. Management’s role in determining executive compensation includes:
•	Developing, summarizing and presenting information and analyses to enable the Compensation Committee to execute its responsibilities, as well as addressing specific requests for information from the Committee;

•	Attending the Compensation Committee’s meetings as requested in order to provide information, respond to questions and otherwise assist the Committee;

•	Developing individual executive officer bonus plans for consideration by the Compensation Committee and reporting to the Committee regarding achievement against the bonus plans; and

•	Preparing stock award recommendations for the Committee’s approval.
Executive Stock Ownership Guidelines
          Encouraging long-term ownership of Carriage stock among our senior management team is an important aspect of our executive compensation policies and practices. This reflects our conviction that all senior executives should have meaningful share ownership positions in the Company in order to reinforce the long-term alignment of the interests of management and our stockholders. In 2009, Carriage instituted a stock ownership guideline policy for all corporate officers, including the Named Executive Officers, other corporate officers and the Regional Partners. The Compensation Committee will periodically review the guideline requirements to ensure they continue to be appropriate.
Our stock ownership requirements are as follows:

Position	Market Value of Stock Owned	Expected Time to Comply
Chairman and CEO	5 times salary	5 years
Other Named Executive Officers	3 times salary	5 years
Corporate Officers	1.5 times salary	5 years
Regional Partners	1 times salary	5 years
Tax and Accounting Considerations
          For compensation in excess of $1 million, Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits our ability to take a federal income tax deduction for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, except for qualified performance-based compensation. Restricted stock awards generally would not qualify for this exemption. While the Compensation Committee will seek to utilize deductible forms of compensation, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes. The Compensation Committee plans to continue to evaluate salary, bonus and stock awards programs relative to the Section 162(m) deduction limitation.
          The Company recognizes compensation expense in an amount equal to the fair value of the share-based awards over the period of vesting. Fair value is determined on the date of the grant. The fair value of options or awards containing options is determined using the Black-Scholes valuation model. The Compensation Committee considers the impact of expensing share-based awards when awarding incentives.
COMPENSATION COMMITTEE REPORT
          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
L. William Heiligbrodt, Chairman
Vincent D. Foster
Richard W. Scott
Compensation Policies and Practices as they Relate to the Company’s Risk Management
          The Compensation Committee considers, among other things, in establishing and reviewing our executive compensation program, whether the program pays the executives for performance and whether the program encourages unnecessary or excessive risk taking. The Compensation Committee reviews annually the principal components of executive compensation. Base salaries are reviewed annually and fixed in amount. Annual incentive pay is focused on achievement of certain specific overall financial goals and may be determined using singular or multiple performance criteria. The Compensation Committee believes that these cash incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures and that they do not encourage unnecessary or excessive risk taking. We believe that the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonable and do not create any risk or adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation
          L. William Heiligbrodt is the Chairman of the Compensation Committee. No member of the Compensation Committee was an officer or employee of Carriage at any time during 2010, or formerly an officer of Carriage.
          During 2010, no executive officer of Carriage served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Carriage.

EXECUTIVE COMPENSATION
Summary Compensation Table
          The following table sets forth information regarding the compensation for the fiscal years ended December 31, 2010, 2009 and 2008, with respect to the Principal Executive Officer, the Principal Financial Officer and the three other most highly compensated executive officers of Carriage whose compensation during 2010 exceeded $100,000 (collectively, the “Named Executive Officers”).

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal			Bonus	Awards	Awards	sation	Earnings	sation
Position	Year	Salary ($)	($)	($)(1)	($)(2)	($)	($)	($)(4)	Total ($)

Melvin C. Payne	2010	$500,000	$468,750	$376,664	$48,374	—	—	$33,307 (3)	$1,393,750
Chairman of the Board and	2009	$500,000	$450,000	$271,950	—	—	—	$35,725	$1,257,675
Chief Executive Officer	2008	$500,000	$150,000	$300,000	—	—	—	$29,624	$979,624

Terry E. Sanford	2010	$270,000	$168,750	$81,000	$81,000	$63,000 (5)	—	—	$663,750
Executive Vice President and	2009	$251,692	$110,000	$107,850	—	—	—	—	$469,542
Chief Financial Officer	2008	$205,000	$80,000	$97,000	—	—	—	$11,020	$393,020

Jay D. Dodds	2010	$300,000	$187,500	$90,000	$90,000	—	—	—	$667,500
Executive Vice President and	2009	$277,077	$137,000	$107,850	—	—	—	—	$521,927
Chief Operating Officer	2008	$240,000	$104,000	$70,000	—	—	—	—	$414,000

J. Bradley Green	2010	$290,000	$181,250	$87,000	$87,000	—	—	—	$645,250
Executive Vice President,	2009	$271,692	$114,000	$90,975	—	—	—	—	$476,667
General Counsel and Secretary	2008	$268,462	$94,000	$70,000	—	—	—	—	$432,462

George J. Klug	2010	$240,000	$135,000	$48,000	$48,000	—	—	—	$471,000
Senior Vice President and	2009	$240,000	$100,000	$90,975	—	—	—	—	$430,975
Chief Information Officer	2008	$240,000	$80,000	$70,000	—	—	—	—	$390,000

(1)	Reflects the grant date fair value of stock awards granted in each fiscal year, calculated in accordance with FASB ASC Topic 718. For stock awards granted in 2008, 2009 and 2010, the Restricted Common Stock includes the number of shares awarded multiplied by the grant date closing price of a share of Common Stock. For all years, time-based awards were granted. The Restricted Common Stock vest either at 25% or 33 1/3% per year beginning on the first anniversary of the date of grant.

(2)	Reflects the grant date fair value of the options granted in the respective fiscal year, computed in accordance with FASB ASC Topic 718. The value of the stock options granted was calculated using a price per share of $2.28, the fair value per share using the Black-Scholes pricing method on May 18, 2010, the date of grant. The assumptions made in the valuation of this award are set forth in Note 17, Stockholder’s Equity, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K.

(3)	Reflects reimbursement of life insurance premiums for Mr. Payne where the Company was not named the beneficiary totaling $22,582, reimbursement of club dues totaling $2,150 and 401(k) matching contributions totaling $8,575.

(4)	All other compensation was less than $10,000 for the other Named Executive Officers in 2010.

(5)	Mr. Sanford was awarded $63,000 for the 2008 Performance Unit Plan for the period September 12, 2008 through December 31, 2010.

Grants of Plan-Based Awards in 2010

									All Other
		Estimated Future			Estimated Future				Option		Grant
		Payouts Under			Payouts Under Equity			All Other	Awards:		Date Fair
		Non-Equity Incentive			Incentive Plan			Stock Awards:	Number of	Exercise	Value of
		Plan Awards			Awards			Number of	Securities	Price of	Stock and
		Thres-		Maxi-	Thres-		Maxi-	Shares of	Underlying	Option	Option
	Grant	hold	Target	mum	hold	Target	mum	Stock or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	($)	($)	(#)(1)	(#)(2)	($)	($)
Melvin C. Payne	5/18/2010	—	—	—	—	—	—	78,800	—	—	$376,664
	5/18/2010	—	—	—	—	—	—	—	21,200	$4.78	$48,374

Terry E. Sanford	5/18/2010	—	—	—	—	—	—	16,946	—	—	$81,000
	5/18/2010	—	—	—	—	—	—	—	35,498	$4.78	$81,000

Jay D. Dodds	5/18/2010	—	—	—	—	—	—	18,828	—	—	$90,000
	5/18/2010	—	—	—	—	—	—	—	39,443	$4.78	$90,000

J. Bradley Green	5/18/2010	—	—	—	—	—	—	18,201	—	—	$87,000
	5/18/2010	—	—	—	—	—	—	—	38,128	$4.78	$87,000

George J. Klug	5/18/2010	—	—	—	—	—	—	10,042	—	—	$48,000
	5/18/2010	—	—	—	—	—	—	—	21,036	$4.78	$48,000

(1)	These are restricted stock awards that vest over three years. Grant date fair value for the time-based restricted stock is the number of shares, multiplied by the closing market price on the grant date, which was $4.78.

(2)	These are stock options that vest over three years. Grant date fair value for the time-based options is the number of options, multiplied by the option value on the grant date, which was $2.28.
Employment Agreements
          On August 27, 2007, the Company entered into an employment agreement dated August 7, 2007 (the “2007 Agreement”) with Melvin C. Payne, its Chairman of the Board and Chief Executive Officer for a term until August 6, 2010 (subject to earlier termination or extension), which by its terms automatically renewed on an annual basis, unless terminated by either party upon 60 days written notice prior to the end of the term then in effect. On December 29, 2010, Mr. Payne entered into the First Amended and Restated Employment Agreement (the “2010 Agreement”) for a term expiring December 29, 2013 (subject to earlier termination or extension). The 2010 Agreement shall automatically be renewed on an annual basis thereafter, unless terminated by either party upon 60 days written notice prior to the end of the term then in effect.
          The 2007 and 2010 Agreements provide that Mr. Payne will receive a base annual salary of not less than $500,000. Upon signing the 2007 Agreement, Mr. Payne was granted an award of 100,000 shares of restricted stock that vests in four equal annual installments, subject to continued employment over the four years following the date of grant. Under the 2010 Agreement, Mr. Payne shall be entitled to consideration for an annual, discretionary incentive award, the target amount of which is 75% of the base annual salary with a potential maximum amount equal to 150% of the base annual salary and a minimum amount of 37 1/2% of the base annual salary based on the achievement of quantitative and qualitative metrics determined at the discretion of the Compensation Committee of the Board. Mr. Payne shall be eligible for awards of restricted stock and other long-term incentive-based compensation under the terms of the Company’s Amended and Restated 2006 Long-Term Incentive Plan and as approved by the Compensation Committee. Also, Mr. Payne is entitled to reimbursement of premiums on non-Company sponsored disability and life insurance policies up to $25,000 annually.
          Carriage was also a party to separate employment agreements with Messrs. Sanford, Dodds, Green and Klug each for a term until August 6, 2010 (subject to earlier termination or extension), which each shall automatically be renewed on an annual basis thereafter, unless terminated by either party upon 60 days written notice prior to the end of the term then in effect. On January 4, 2011, Messrs. Sanford, Dodds, Green and Klug each entered into a First Amended and Restated Employment Agreement with the Company (collectively, the “2011 Agreements”) for terms expiring January 4, 2014 (subject to earlier termination or extension). The 2011

Agreements shall automatically be renewed on an annual basis thereafter, unless terminated by either party thereto upon 60 days written notice prior to the end of the term then in effect.
          The 2011 Agreements provide for base salaries for Messrs. Sanford, Dodds, Green and Klug of $270,000, $300,000, $290,000, and $240,000, respectively. In February 2011, the Compensation Committee approved a salary increase for Mr. Sanford from $270,000 to $290,000 effective January 1, 2011. In addition to the base annual salaries, these executives are entitled to consideration for annual, discretionary incentive awards, based on the achievement of specified corporate and individual goals established at the beginning of the year determined by the Compensation Committee, and shall be eligible for awards of restricted stock and other long-term incentive-based compensation under the terms of the Company’s Amended and Restated 2006 Long-Term Incentive Plan and as approved by the Compensation Committee.
Outstanding Equity Awards at Fiscal Year-End
Awards Outstanding at December 31, 2010:

	Option Awards					Stock Awards
			Equity					Equity	Equity Incentive
			Incentive					Incentive	Plan Awards:
			Plan			Number of	Market	Plan Awards:	Market or
			Awards:			Shares or	Value of	Number of	Payout Value of
	Number of	Number of	Number of			Units of	Shares or	Unearned	Unearned
	Securities	Securities	Securities			Stock	Units of	Shares, Units	Shares, Units or
	Underlying	Underlying	Underlying	Option		That Have	Stock That	or Other	Other Rights
	Unexercised	Unexercised	Unexercised	Exercise	Option	Not	Have Not	Rights That	That Have Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Have Not	Vested
Name	Exercisable	Unexercisable(1)	Options (#)	($)	Date	(#)(2)	($)(3)	Vested (#)	($)
Melvin C. Payne	60,000	—	—	$4.77	2/11/2012	205,970	998,955	—	—
	—	21,200	—	$4.78	5/18/2020	—	—	—	—

Terry E. Sanford	10,000	—	—	$4.77	2/11/2012	57,602	279,370	—	—
	—	35,498	—	$4.78	5/18/2020	—	—	—	—

Jay D. Dodds	20,000	—	—	$4.77	2/11/2012	53,976	261,784	—	—
	—	39,443	—	$4.78	5/18/2020	—	—	—	—

J. Bradley Green	—	38,128	—	$4.78	5/18/2020	43,974	213,274	—	—

George J. Klug	15,000	—	—	$5.82	7/27/2011	39,565	191,890	—	—
	20,000	—	—	$4.77	2/11/2012	—	—	—	—
	—	21,036	—	$4.78	5/18/2020	—	—	—	—

(1)	These unexercisable options expiring 5/18/2020 vest 33 1/3% on each 5/18/2011, 5/18/2012 and 5/18/2013.

(2)	The restricted shares vest on the following dates:
Mr. Payne—10,000 on 2/13/2011; 25,000 on 8/7/2011; 9,960 on 2/7/2011 and 2/7/2012; 18,750 on 1/29/2011, 1/29/2012 and 1/29/2013; 8,000 on 11/12/2011 and 11/12/2012; 26,267 on 5/18/2011, 5/18/2012 and 26,266 on 5/18/2013.
Mr. Sanford—3,750 on 2/13/2011; 1,328 on 2/7/2011 and 2/7/2012; 3,750 on 9/12/2011 and 9/12/2012; 6,250 on 1/29/2011, 1/29/2012 and 1/29/2013; 4,000 on 11/12/2011 and 11/12/2012; 5,649 on 5/18/2011, 5/18/2012 and 5,648 on 5/18/2013.
Mr. Dodds—3,750 on 2/13/2011; 2,324 on 2/7/2011 and 2/7/2012; 6,250 on 1/29/2011, 1/29/2012 and 1/29/2013; 4,000 on 11/12/2011 and 11/12/2012; 6,276 on 5/18/2011, 5/18/2012 and 5/18/2013.
Mr. Green—2,324 on 2/7/2011 and 2/7/2012; 4,375 on 1/29/2011, 1/29/2012 and 1/29/2013; 4,000 on 11/12/2011 and 11/12/2012; 6,067 on 5/18/2011, 5/18/2012 and 5/18/2013.
Mr. Klug—3,750 on 2/13/2011; 2,324 on 2/7/2011 and 2/7/2012; 4,375 on 1/29/2011, 1/29/2012 and 1/29/2013; 4,000 on 11/12/2011 and 11/12/2012; 3,347 on 5/18/2011 and 5/18/2012 and 3,348 on 5/18/2013.

(3)	The closing market value of the Common Stock at the end of 2010 was $4.85 per share.

Option Exercises and Stock Vested During 2010

	Option Awards			Stock Awards
	Number of Shares		Value Realized on	Number of Shares		Value Realized on
Name	Acquired on Exercise		Exercise	Acquired on Vesting		Vesting(3)

Melvin C. Payne	300,000	(1)	$468,750	71,710	(2)	$306,306
Terry E. Sanford	—		—	19,078		$81,531
Jay D. Dodds	50,000	(1)	$59,375	16,324	(2)	$67,804
J. Bradley Green	—		—	15,699		$71,035
George J. Klug	—		—	14,449	(2)	$60,585

(1)	Includes acquired shares withheld to pay taxes as follows:
Mr. Payne—300,000 acquired 12/1/2010, of which 54,250 were withheld for taxes.
Mr. Dodds—50,000 acquired 11/12/2010, of which 21,822 were withheld for the option price and the related taxes.

(2)	Includes vested shares withheld to pay taxes as follows:
Mr. Payne—25,000 vested 8/7/2010, of which 6,613 were withheld for taxes; and 8,000 vested 11/12/2010, of which 2,117 were withheld for taxes.
Mr. Dodds—4,000 vested 11/12/2010, of which 1,058 were withheld for taxes.
Mr. Klug—4,000 vested 11/12/2010, of which 1,058 were withheld for taxes.

(3)	Value realized on vesting is calculated using the closing market price on the date that the shares vested.
Pension Benefits
          Carriage does not sponsor a pension plan.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
          Carriage does not sponsor any nonqualified defined contribution or other nonqualified deferred compensation plans.
Potential Payments Upon Termination or Change-in-Control
          If Mr. Payne is terminated without cause, the Company shall continue to pay (1) his base pay for a period of 24 months, (2) a pro rata amount of the annual incentive award at the 75% of the base annual salary target goal level for the year of termination, (3) all benefits payable under any benefit plan or program of the Company and (4) medical continuation premiums for a period of up to 36 months. If following a change in control Mr. Payne voluntarily terminates his employment for Good Reason (as defined in his employment agreement) or he is discharged without cause, in either case, within 24 months following the change in control, then the Company shall pay (1) a lump sum payment equal to two times Mr. Payne’s base annual salary, (2) 100% of the of the annual incentive award at the 75% of the base annual salary target goal level for the year of termination, (3) all benefits payable under any benefit plan or program of the Company, and (4) medical continuation premiums for a period of up to 36 months. In addition, the agreement contains a covenant prohibiting Mr. Payne from competing with Carriage while he is employed by the Company and, if his employment is terminated for any reason, then for a period of two years thereafter.
          If the Company discharged Messrs. Sanford, Dodds, Green or Klug without cause, the Company shall continue to pay (1) the executive’s base pay for a period of eighteen months, (2) a pro rata amount of the annual target incentive award for the year of termination, (3) all benefits payable under any benefit plan or program of the Company, and (4) medical continuation premiums for a period of up to 18 months. If following a change in control the executive voluntarily terminates his employment for Good Reason (as defined in his employment agreement) or the executive is discharged without cause, in either case, within 24 months following the change in control, then the employment agreement shall automatically terminate and the Company shall pay (1) a lump sum payment equal to one and one-half the executive’s base annual salary, (2) 100% of the annual target incentive award for the year of termination, (3) all benefits payable under any benefit plan or program of the Company, and (4) medical continuation premiums for up to 36 months.

          The following information and table sets forth the amounts that would have been payable to each of the Named Executive Officers under the scenarios for termination without cause or change of control of the Company had such scenarios occurred on December 31, 2010. This table does not include accrued vacation.

	Melvin C.		Terry E.		Jay D.		J. Bradley		George J.
Event	Payne		Sanford		Dodds		Green		Klug
Termination without cause
Salary	$1,000,000	(1)	$405,000	(2)	$450,000	(2)	$435,000	(2)	$360,000	(2)
Annual incentive award(3)	375,000		168,750		187,500		181,250		135,000

Total	$1,375,000		$573,750		$637,500		$616,250		$495,000

Change of Control
Salary	$1,000,000	(1)	$405,000	(2)	$450,000	(2)	$435,000	(2)	$360,000	(2)
Annual incentive award	375,000		168,750		187,500		181,250		135,000

Total	$1,375,000		$573,750		$637,500		$616,250		$495,000

(1)	This amount represents Mr. Payne’s base salary for 24 months or a lump sum of two times the base annual salary per the terms in the employment agreement.

(2)	These amounts represent Messrs. Sanford, Dodds, Green and Klug base salary for 18 months or a lump sum of one and one-half the Named Executive Officer’s respective base salary per the terms in the employment agreements.

(3)	The pro rata amount of the annual incentive award under a termination without cause is assumed at 100%.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Approval of Related Party Transactions
          The Corporate Governance Committee has the responsibility to review and discuss with management and approve any transactions or courses of dealing with related parties. During this process, related party transactions are disclosed to all Board members. To the extent such transactions are ongoing business relationships, the transactions are reviewed annually and such relationships will be on terms not materially less favorable than what would be usual and customary in similar transactions between unrelated persons dealing at arms’ length. The Corporate Governance Committee intends to approve only those related party transactions that are in the best interest of Carriage and our stockholders. The policies and procedures for related party transactions are documented in the Code of Business Conduct and Ethics.
          Other than as described below, since January 1, 2010, there has not been a transaction or series of related transactions, or any other currently proposed transaction, to which Carriage was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.
          Carriage is a 40% stockholder in an entity that provides cremation services. Carriage also provides 100% of the financing needs for the entity. Jay D. Dodds, Carriage’s Executive Vice President and Chief Operating Officer, is a one-third owner in a company that owns 52.8% of this entity. As of December 31, 2010, the entity owed Carriage approximately $1,809,000 in the form of a working capital line of credit.
          Richard W. Scott, a member of the Company’s Board of Directors, is a key member of management and Chief Investment Officer of an otherwise unrelated company that holds $7.3 million of the Company’s 7.875% Senior Notes for investment purposes.
OTHER BUSINESS
          Management does not intend to bring any other business before the Annual Meeting and has not been informed that any other matters are to be presented at the Annual Meeting by others. If other matters properly come before the Annual Meeting or any adjournment thereof, the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.

STOCKHOLDER PROPOSALS
          Proposals of stockholders intended to be presented at the next annual meeting of stockholders and included in our proxy statement for that meeting, and which are otherwise eligible, must be received by the Corporate Secretary of Carriage (at the address indicated on the first page of this Proxy Statement) no later than 120 days before the anniversary of the mailing date for the meeting scheduled to be held in May 2012, pursuant to the proxy solicitation rules of the SEC, to be included in Carriage’s proxy material and form of proxy relating to that meeting. A stockholder proposal not intended to be included in Carriage’s proxy statement but intended to be presented at Carriage’s next annual meeting of stockholders will be considered untimely and not considered at that meeting if received by us no later than 45 days before the anniversary of the mailing date for the meeting scheduled to be held in May 2012, pursuant to the proxy solicitation rules of the SEC.
ADDITIONAL INFORMATION
Annual Report
          The Annual Report to Stockholders for the year ended December 31, 2010 is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report to Stockholders does not form any part of the proxy soliciting materials. Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, are available without charge to stockholders through the Investor Relations Section of our website at www.carriageservices.com or upon request to Terry E. Sanford, Executive Vice President and Chief Financial Officer, Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056 or from the SEC’s website at www.sec.gov.
Number of Proxy Statements and Annual Reports
          Only one copy of this Proxy Statement and the Annual Report accompanying this Proxy Statement will be mailed to stockholders who have the same address, unless we receive contrary instructions from one or more of such stockholders. Additional copies will be promptly delivered at no additional cost to the requesting stockholder. Stockholders may contact the Company via U.S. Mail, by addressing correspondence to the Corporate Secretary in care of Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056.
          REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.
By Order of the Board of Directors

J. Bradley Green
Executive Vice President, General Counsel and Secretary
Houston, Texas
April 13, 2011

ANNUAL MEETING OF STOCKHOLDERS OF CARRIAGE SERVICES, INC. Lakes on Post Oak Conference Center 3050 Post Oak Blvd., 2nd Floor Houston, Texas 77056 May 17, 2011 9:00 a.m. Central Daylight Time Directions to attend the meeting in person be obtained by contacting the Corporate Secretary at 713-332-8400 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 17, 2011: The Proxy Statement and 2010 Annual Report to Stockholders is available on the internet at www.carriageservices.com Please detach along perforated line and mail in the envelope provided. 0030040030000000000 3 051711 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: FOR AGAINST ABSTAIN 1. Election of a Class III Director for a three — year term ending at the 2014 Annual 2. Approve, by advisory vote, our named executive officer compensation. Meeting of Stockholders. NOMINEE: FOR THE NOMINEE O David J. DeCarlo The Board of Directors recommends you vote ONE (1) YEAR on the following proposal: WITHHOLD AUTHORITY FOR THE NOMINEE 1 year 2 years 3 years ABSTAIN 3. Recommend, by advisory vote, the frequency of future advisory FOR ALL EXCEPT votes on named executive officer compensation. () The Board of Directors recommends you vote FOR the following proposal: FOR AGAINST ABSTAIN 4. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” Note: In their discretion, the Proxies are authorized to vote upon any other business as may and fill in the circle next to each nominee you wish to withhold, as shown here: properly come before the meeting or any adjournment(s) thereof. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CARRIAGE SERVICES, INC. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Stockholders on May 17, 2011 The undersigned, hereby revoking all prior proxies, hereby appoints Melvin C. Payne and J. Bradley Green, and each of them, his true and lawful proxies, with full and several power of substitution, to vote all the shares of Common Stock of CARRIAGE SERVICES, INC. standing in the name of the undersigned, at the Annual Meeting of Stockholders of CARRIAGE SERVICES, INC. to be held on May 17, 2011 and at any adjournment(s) thereof, on all matters coming before said meeting. This proxy, when properly executed, will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of the director nominee in Proposal 1, FOR Proposal 2, FOR ONE (1) YEAR with regard to Proposal 3, and FOR Proposal 4, and as the proxies deem advisable on all matters that may properly come before the meeting. (Continued and to be signed on the reverse side)